Exhibit 23.3
Consent of Independent Certified Public Accountants
We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and the related prospectus of Levitt Corporation for the registration of its Class A Common Stock and to the use of our reports dated March 14, 2007, with respect to the consolidated financial statements of Bluegreen Corporation included as an Exhibit in the Levitt Corporation Annual Report (Form 10-K) for the year ended December 31, 2006 and incorporated by reference herein.
/s/ Ernst & Young LLP
May 3, 2007
Miami, Florida